UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

October 28, 2013

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie

Xi An City, Shan Xi Province

China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 28, 2013, China Recycling Energy Corporation (the “Company”) received a resignation letter from Yilin Ma, a member of the Board of Directors (the “Board”) of the Company, effective October 25, 2013, due to the completion of the contractual obligation by the Company as described below and not due to any disagreement with the Company, its management or its other directors.

Mr. Ma was appointed to the Board of the Company on October 7, 2010, in accordance with the terms of an Amended and Restated Shareholders Agreement among the Company, Carlyle Asia Growth Partners III, L.P, CAGP III Co-Investment, L.P (“Carlyle”), China Cinda (HK) Asset Management Co., Ltd. (“Cinda”) and Mr. Guohua Ku, on August 18, 2010 (the “Shareholders Agreement”) in connection with a Notes Purchase Agreement entered into by the Company and Cinda as well as a Capital Trust Loan Agreement entered into by China Jingu International Trust Co. Ltd. (“Jingu”), an affiliate of Cinda and Xi’an TCH Energy Technology Co., Ltd., a wholly owned subsidiary of the Company. The description of the election of Mr. Ma and transactions with Cinda and its affiliates are qualified by the Company’s disclosures contained in its Current Report on Form 8-K filed on October 14, 2010 and August 20, 2010, as well as the Shareholders Agreement, which was filed as Exhibit 10.4 to the Company's Form 10-Q for fiscal quarter ended September 30, 2010.

As of August 30, 2013, the Company and Xi’an TCH have repaid all principal and interest under the Notes Purchase Agreement and Capital Trust Loan Agreement, as amended on December 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: October 30, 2013	/s/ David Chong
David Chong, Chief Financial Officer